RESIGNATION OF DIRECTOR

OF WAVE WIRELESS CORPORATION

I, R. Craig Roos, hereby resign from my position as a director of Wave Wireless Corporation, a Delaware corporation (the “Company”), effective as of the Effective Time, as that term is defined in that certain Agreement and Plan of Merger, dated as of January 3, 2006, as amended, by and among the Company, WaveRider Communications Inc., a Nevada corporation, and Wave Acquisition Corporation, a Nevada corporation.

IN WITNESS WHEREOF, I have executed this Resignation of Director as of this 24th day of March, 2006.

/s/ R. Craig Roos

R.	Craig Roos